Geschäftsführeranstellungsvertrag	Director‘s Service Contract
zwischen:	between:
(1) Herrn Daniel Grünes, Scheffelstraße 13, 50935 Köln, Deutschland,	(1) Mr Daniel Grünes, Scheffelstraße 13, 50935 Cologne, Germany,
– nachfolgend "Geschäftsführer" –	– hereinafter "Managing Director" –
(2) aquila biolabs GmbH, Arnold-Sommerfeld-Ring 2, 52499 Baesweiler, Deutschland, vertreten durch die Gesellschafterversammlung,	(2) aquila biolabs GmbH, Arnold-Sommerfeld-Ring 2, 52499 Baesweiler, Germany, represented by the shareholders'
– nachfolgend "Gesellschaft" –	– hereinafter "Company" –
PRÄAMBEL	PREAMBLE
Der Geschäftsführer ist Gesellschafter und Geschäftsführer der Gesellschaft. Der Geschäftsführer beabsichtigt, seine Geschäftsanteile an die Scientific Bioprocessing Holdings, Inc. zu veräußern ("Transaktion"). Der Geschäftsführer soll auch nach Veräußerung der Gesellschaftsanteile Geschäftsführer der Gesellschaft bleiben. Der bisherige Geschäftsführer-Anstellungsvertrag soll jedoch durch diesen Geschäftsführer-Anstellungsvertrag ersetzt werden.
Dieser Geschäftsführer-Anstellungsvertrag steht unter der aufschiebenden Bedingung des erfolgreichen Abschlusses der Transaktion ("Closing").
Vor diesem Hintergrund vereinbaren die Parteien was folgt:

The Managing Director is a shareholder and director of the Company. The Managing Director intends to sell his shares in the Company to Scientific Bioprocessing Holdings, Inc (the "Transaction"). The Managing Director shall remain Managing Director of the Company after the transaction of the shares. However, the previous managing director employment contract shall be replaced by this Director's Service Contract.
Closing of the Transaction is condition precedent for this Director's Service Contract coming into force.
Against this background, the parties agree as follows:

??1 Bestellung und Vertretung	??1 Appointment and representation

(1) Herr Daniel Grünes wurde mit Beschluss des für Geschäftsführerangelegenheiten zuständigen Organs vom 11.08.2014 ab dem 11.08.2014 und durch Beschluss vom 22.10.2019 ab dem 01.11.2019 zum Geschäftsführer der Gesellschaft bestellt.

(1) Mr. Daniel Grünes was appointed Managing Director of the Company with effect as of 11.08.2014 by resolution passed by the corporate body responsible for matters concerning directors of 11.08.2014 and again with effect as of 01.11.2019 by resolution passed by the corporate body responsible for matters concerning directors of 22.10.2019.

(2) Der Geschäftsführer vertritt die Gesellschaft allein oder zusammen mit einem anderen Geschäftsführer. Die Gesellschaft kann die Vertretungsbefugnis jederzeit ändern und weitere Geschäftsführer bestellen.

(2) The Managing Director represents the Company alone or jointly with another director. The Company is entitled to amend the authority to represent the Company at any time and to appoint additional managing directors.

??2 Aufgaben, Pflichten und Verantwortlichkeiten	??2 Tasks, duties and responsibilities

(1) Der Geschäftsführer führt die Geschäfte der Gesellschaft ggf. gemeinsam mit weiteren bestellten Geschäftsführern nach Maßgabe der Gesetze, der Satzung, der Geschäftsordnung für die Geschäftsführung, dieses Geschäftsführerdienstvertrags und den Weisungen des für Geschäftsführerangelegenheiten zuständigen Organs mit der Sorgfalt eines ordentlichen Geschäftsleiters. Der Geschäftsführer trägt zusätzlich den Titel Vice President of R&D and Operations. Die Gesellschaft ist berechtigt, dem Geschäftsführer durch die Geschäftsordnung oder im Einzelfall durch Weisung weitere und/oder andere Aufgaben zu übertragen. Die Zuweisung bestimmter Aufgabenbereiche entbindet den Geschäftsführer nicht von seiner Gesamtverantwortung für die Gesellschaft.

(0) The Managing Director will conduct the business of the Company, if applicable together with other appointed directors, in accordance with the law, the articles of association, the rules of procedure for the management board, this Director's Service Contract and the instructions of the corporate body responsible for matters concerning directors with the diligence of a prudent businessman. The Managing Director shall in addition have the title of Vice President of R&D and Operations. The Company is entitled to assign additional and/or other duties to the Managing Director by way of the rules of procedure or, in individual cases, by giving him instructions. Assigning him certain duties does not relieve the Managing Director of his overall responsibility for the Company.

(2) Zur Durchführung der Geschäfte, Maßnahmen und Handlungen, die über den gewöhnlichen Geschäftsbetrieb der Gesellschaft hinausgehen, ist die vorherige schriftliche Zustimmung des für Geschäftsführerangelegenheiten zuständigen Organs einzuholen soweit solche Geschäfte, Maßnahmen und Handlungen nicht bereits in einem von den Gesellschaftern genehmigten Geschäftsplan für die Gesellschaft enthalten sind. Die zustimmungspflichtigen Rechtsgeschäfte ergeben sich aus der als Anlage 1 beigefügten Liste. Die Gesellschaft behält sich vor, die Anlage 1 jederzeit einseitig zu ändern und zu ergänzen.

(1) The prior written consent of the corporate body responsible for matters concerning directors must be obtained before executing transactions, measures and actions that go beyond the ordinary course of the Company's business and are not already included in a business plan for the Company that has been approved by the shareholders. The legal transactions requiring consent are set out in the list attached as Schedule 1. The Company reserves the right to change and amend Schedule 1 at any time.

(3) Auf Verlangen der Gesellschaft ist der Geschäftsführer in angemessenem Umfang verpflichtet, die Geschäftsführung von verbundenen Unternehmen oder sonstige Mandate im Bei- oder Aufsichtsrat oder ähnlichen Gremien solcher Unternehmen, sowie von Verbänden und Vereinen, denen die Gesellschaft angehört, ohne gesonderte Vergütung oder vertragliche Vereinbarung zu übernehmen. Nimmt der Geschäftsführer auf Veranlassung oder im Interesse der Gesellschaft Aufsichtsratsmandate, Beiratsmandate oder ähnliche Mandate oder Ämter wahr, ist er auf Verlangen der Gesellschaft verpflichtet, diese bei Beendigung der Geschäftsführertätigkeit niederzulegen.

(2) At the Company's request, the Managing Director will be required within a reasonable scope to take over the management of affiliated companies or other functions on advisory or supervisory boards or similar bodies of such companies, as well as of associations and societies to which the Company belongs, without additional remuneration or a contractual agreement. If the Director holds supervisory board mandates, advisory board mandates or similar mandates or offices at the instigation of or in the interest of the Company, he shall be obliged, at the request of the Company, to resign from such mandates or offices upon termination of his activity as Director.

(4)  Der Geschäftsführer berichtet an den Beirat. Der Geschäftsführer wird sich mit dem Beirat zu allen Vorgängen abstimmen, die außerhalb des üblichen Geschäftsverlaufs liegen. Im Zweifel hat er schriftliche Weisungen einzuholen.

(3) The Managing Director shall report to the advisory board. The Managing Director shall consult with the advisory board on any matter that is beyond the ordinary operation of the business. In case of doubt, he shall request directions in writing.

??3 Umfang der Tätigkeit, Nebentätigkeit	??3 Scope of activity, secondary activities

(1) Der Geschäftsführer hat der Gesellschaft seine volle Arbeitskraft zur Verfügung zu stellen. Grundsätzlich erbringt der Geschäftsführer seine Tätigkeit am Sitz der Gesellschaft, soweit nicht im gegenseitigen Einvernehmen ein anderer Dienstsitz festgelegt wird. Es wird ausdrücklich festgehalten, dass der Geschäftsführer seine Tätigkeit (auch überwiegend) im Home Office verrichten kann; der Geschäftsführer schafft hierfür geeignete technische Voraussetzungen, weitere Kosten und sonstige Aufwendungen fallen ihm nicht zur Last. Seine Aufgaben sind mit Reisetätigkeit verbunden.

(0) The Managing Director has to dedicate his full working capacity to the Company. Generally, the Managing Director shall perform his duties at the registered office of the Company, unless another place of business is determined by mutual agreement. It is expressly agreed that the Managing Director is entitled to work from his home office (also predominantly); the Managing Director shall provide for suitable technical conditions therefor, further costs and other expenditures shall not be borne by him. His duties may involve business travel.

(2) Nebentätigkeiten des Geschäftsführers bedürfen der vorherigen schriftlichen Zustimmung der Gesellschaft. Die Gesellschaft wird die Zustimmung nur aus sachlichem Grund verweigern. Die in Anlage 2 aufgeführten Tätigkeiten gelten als bereits genehmigt. Die zu der Übernahme einer Nebentätigkeit oder eines Amtes erteilte Zustimmung ist jederzeit aus sachlichem Grund widerruflich, wobei im Falle eines Widerrufs etwaige Fristvorschriften für die ordnungsgemäße Beendigung der betreffenden Tätigkeit von der Gesellschaft berücksichtigt werden. Abweichend davon sind die in Anlage 2 aufgeführten Nebentätigkeiten nicht widerruflich.

(1) Any secondary activities of the Managing Director require the Company's prior written consent. The activities listed in Schedule 2 are considered as approved by the Company. The Company will refuse its consent only for objective reasons. Consent granted to the performance of a secondary activity or to the assumption of an office can be revoked at any time for objective reasons; in such a case the Company will take account of any provisions regarding notice periods for proper termination of the activity concerned. Notwithstanding the aforementioned, consent cannot be revoked with regard to the secondary activities listed in Schedule 2.

??4 Vertragsdauer und Kündigung, Freistellung	??4 Contractual term, termination, release from obligation of work (garden leave)

(1) Dieser Vertrag tritt mit Wirkung zum Closing der Transaktion in Kraft. Er ist auf unbestimmte Zeit geschlossen. Beide Vertragsparteien können den Vertrag mit einer Kündigungsfrist von sechs Monaten zum Monatsende ordentlich kündigen. Vor Beginn des Vertrags ist die ordentliche Kündigung ausgeschlossen.

(0) This Contract will come into force as of closing of the Transaction. It is concluded for an indefinite period. Either party may terminate the Contract with a notice period of six months with effect from the end of a month (ordentliche Kündigung). Ordinary termination is excluded prior to the commencement of this Director’s Service Contract.

(2) Jede Kündigung bedarf der Schriftform (§ 126 BGB); die elektronische Form (§ 126a BGB) und die Textform (§ 126b BGB) sind ausgeschlossen. Eine ohne Beachtung dieser Form ausgesprochene Kündigung ist rechtsunwirksam.

(1) Any notice of termination must be in the written form (section 126 German Civil Code (BGB)); electronic form (section 126a German Civil Code (BGB)) and text form (section 126b German Civil Code (BGB)) are excluded. Any notice of termination issued which disregards this form will be invalid.

(3) Unbeschadet vorstehender Regelungen endet das Anstellungsverhältnis nach diesem Vertrag, ohne dass es des Ausspruchs einer Kündigung bedarf, mit Ablauf des Monats, in dem der Geschäftsführer die Voraussetzungen für den Anspruch auf eine Regelaltersrente in der gesetzlichen Rentenversicherung erfüllt hat oder zu dem Zeitpunkt, ab dem der Geschäftsführer eine Altersrente, gleich aus welchem Rechtsgrund, bezieht. Das Anstellungsverhältnis nach diesem Vertrag endet ebenfalls ohne Kündigung mit Ablauf des Monats, in dem dem Geschäftsführer der Bescheid eines Rentenversicherungsträgers über eine unbefristete Rente wegen Erwerbsminderung zugeht. Sofern der entsprechende Rentenbezug später beginnt, endet das Anstellungsverhältnis nach diesem Vertrag erst mit Ablauf des dem Rentenbeginn vorhergehenden Tages. Die Gesellschaft ist unverzüglich über den Zugang des Rentenbescheids zu informieren.

(2) Without prejudice to the above provisions, the service relationship will end at the end of the month in which Managing Director becomes eligible for a pension from the federal pension insurance (because he has reached standard retirement age) or at the time the Managing Director draws a retirement pension regardless of the legal basis for this. The service relationship will also end without notice of termination at the end of the month in which Managing Director receives notice from a pension insurance institution that he is entitled to draw a pension for an unlimited duration based on reduced earning capacity. If the pension concerned is not drawn until later, the service relationship will not end until expiry of the day before the first pension payment is due. The Company must be informed without undue delay of the receipt of such a pension notice.

(4) Die Gesellschaft ist jederzeit, insbesondere im Fall der Abberufung des Geschäftsführers oder der Kündigung des Geschäftsführerdienstvertrags berechtigt, den Geschäftsführer von der Verpflichtung zur Erbringung der Dienstleistung unter Fortzahlung der vertraglich geschuldeten Vergütung freizustellen. Der Vertrag im Übrigen wird hiervon nicht berührt. Insoweit bestehen insbesondere die Verschwiegenheitspflicht sowie das vertragliche Wettbewerbsverbot fort. Während der Zeit der Freistellung gilt § 615 Satz 2 BGB.

(3) The Company is entitled at any time, particularly in the event that Managing Director is dis-missed from his office as director of the Company or in the event of termination of the Director's Service Contract, to release Director from his duty to perform his services while continuing to pay the contractually owed remuneration. This will not affect the remaining provisions of the Contract. In particular, the confidentiality obligation and the contractual prohibition on competition will remain in effect. During the garden leave period, section 615 sentence 2 German Civil Code (BGB) applies.

(5) Das Recht zur Kündigung des Geschäftsführerdienstvertrags aus wichtigem Grund nach § 626 BGB bleibt unberührt.	(4) This does not affect the right to terminate the Director's Service Contract for good cause in accordance with section 626 German Civil Code (BGB).
??5 Vergütung	??5 Remuneration

(1) Der Geschäftsführer erhält für das Jahr 2021 eine feste Jahresvergütung in Höhe von EUR 105.000,00 (in Worten einhundertundfünftausend Euro) (brutto) die in zwölf gleichen Raten jeweils am Monatsende fällig ist. Darüber hinaus erhält der Geschäftsführer für das Jahr 2021 eine garantierte variable Vergütung in Höhe von EUR 45.000,00 (in Worten fünfundvierzigtausend Euro) (brutto), die ebenfalls in zwölf gleichen Raten jeweils am Monatsende fällig ist. Bei unterjährigem Beginn dieses Geschäftsführerdienstvertrags erfolgen die Leistungen anteilig

(0) The Managing Director will receive for the year 2021 a fixed annual remuneration in the amount of EUR 105,000,00 (in words: one hundred and five thousand Euro) (gross), payable in twelve equal instalments at the end of each month. In addition, the Managing Director receives a guaranteed variable remuneration of EUR 45,000.00 (in words: forty five thousand Euro) (gross) for the year 2021, which is also payable in twelve equal instalments at the end of each month. If this Managing Director Service Agreement commences during the course of the year, the payments shall be made on a pro rata basis.

(2) Der Geschäftsführer erhält ab dem Jahr 2022 eine Jahresvergütung in Höhe von EUR 105.000,00 (in Worten einhundertundfünftausend Euro) brutto, die in zwölf gleichen Raten jeweils am Monatsende fällig ist.

(1) As of the year 2022 the Managing Director will receive a fixed annual remuneration in the amount of EUR 105,000,00 (in words: one hundred and five thousand Euro) (gross), payable in twelve equal instalments at the end of each month.

(3) Darüber hinaus erhält der Geschäftsführer ab dem Jahr 2022 für seine Tätigkeit eine variable Vergütung, die bei einer Zielerreichung von 100 % insgesamt EUR 45.000,00 (in Worten fünfundvierzigtausend Euro) brutto beträgt. Die für die Bemessung der variablen Vergütung relevanten Zielvorgaben und sonstigen Bedingungen einschließlich der Relation zwischen Zielerreichung und Bonuszahlung sowie Fälligkeit der Leistung werden von dem für Geschäftsführerangelegenheiten zuständigen Organ zum Ende des Kalenderjahres für das kommende Kalenderjahr mit dem Geschäftsführer vereinbart. Die Entscheidung über den Auszahlungsbetrag wird von dem für Geschäftsführerangelegenheiten zuständigen Organ unter Berücksichtigung der Zielerreichung getroffen. Bei unterjährigem Beginn und Ende dieses Geschäftsführerdienstvertrags erfolgt die Leistung der variablen Vergütung pro rata. Der variable Vergütungsbestandteil ist nicht auf 100 % der Zielerreichung begrenzt.

(2) In addition, the Managing Director will receive for the year 2022 a variable remuneration for his work per year, amounting to EUR 45.000,00 (in words: forty-five thousand Euro) (gross) if the target is fully achieved (100%). The relevant targets for assessing the variable remuneration and all other terms and conditions of the variable remuneration plan including the relation between target achievement and amount of bonus and payment terms will be agreed between the corporate body responsible for matters concerning directors and the Managing Director at the end for the year for the upcoming calendar year. The decision on the amount to be paid out is made by the corporate body responsible for matters concerning directors, taking into account the degree to which the targets have been met. Where the Director's Service Contract commences during the course of or ends before the end of the year, the variable remuneration will be paid pro rata. Variable remuneration is not limited to 100 % of the target achievement ("no cap at 100%").

(4) Die Gesellschaft sorgt dafür, dass der Geschäftsführer das Recht erhält, am Stock Option Plan der Scientific Industries, Inc. teilzunehmen.	(3) The Company shall procure that the Managing Director is entitled to participate in the Stock Option Plan of Scientific Industries, Inc.
??6 Bleibe-Prämie	??6 Retention Bonus

(1) Der Geschäftsführer erhält eine einmalige Bleibe-Prämie in Höhe von EUR 10.000,00 (in Worten zehntausend Euro) (brutto), sofern er im Zeitpunkt des Closings der Transaktion Geschäftsführer der Gesellschaft ist. Die Bleibe-Prämie wird mit der Gehaltsabrechnung des Monats ausgezahlt, in dem das Closing stattfindet.

(0) The Managing Director shall receive a retention bonus in the amount of EUR 10,000.00 (in words: ten thousand Euro) (gross) if he is the Managing Director of the Company at the time of the Closing of the Transaction. The retention bonus shall be paid with the salary statement of the month in which the Closing takes place.

(2) Der Geschäftsführer erhält eine weitere einmalige Bleibeprämie in Höhe von EUR 25.000,00 (in Worten fünfundzwanzigtausend Euro) (brutto), sofern er innerhalb der ersten zwei Jahre nach Beginn dieses Geschäftsführervertrages nicht seinerseits das Dienstverhältnis kündigt oder die Gesellschaft das Dienstverhältnis innerhalb dieses Zeitraums nicht wirksam aus wichtigem Grund (§ 626 BGB) kündigt. Die Bleibeprämie wird mit der Gehaltsabrechnung des Monats ausgezahlt, in dem der Geschäftsführer eine zweijährige Dienstzeit vollendet.

(1) The managing director shall receive a further retention bonus in the amount of EUR 25,000.00 (in words: twenty five thousand Euro) (gross) if he does not terminate the service relationship within the first two years after the commencement of this managing director contract or the Company does not effectively terminate the managing director contract for good cause (Section 626 German Civil Code) within this period. The retention bonus shall be paid with the salary statement of the month in which the managing director completes two years of service.

??7 Todesfall	??7 Case of death
Stirbt der Geschäftsführer während der Dauer dieses Geschäftsführerdienstvertrags, so haben seine Ehefrau, sowie die gemeinsamen Kinder, soweit diese das 25. Lebensjahr noch nicht vollendet haben und noch in der Berufsausbildung stehen, als Gesamtgläubiger Anspruch auf Fortzahlung der Bezüge für den Sterbemonat und die drei darauf folgenden Monate, längstens jedoch bis zu dem Zeitpunkt in dem der Vertrag enden würde.

If the Managing Director dies during the term of this Director’s Service Contract, his wife as well as the joint children, insofar as they have not yet reached the age of 25 and are still in education, shall be entitled as joint creditors to continued payment of the remuneration for the month of death and the three following months, at the latest, however, until the time at which the contract would end.

??8 Nebenleistungen, D&O Versicherung,Haftung	??8 Fringe Benefits, D&O Insurance,Liability
Dem Geschäftsführer werden ein Laptop und ein Mobiltelefon zur dienstlichen Nutzung zur Verfügung gestellt; alternativ zur Bereitstellung des Mobiltelefons kann ein bestehender Mobilfunkvertrag durch die Gesellschaft übernommen werden.

Director shall be provided with a laptop and a mobile telephone for business use; alternatively to the provision of the mobile telephone, an existing mobile telephone contract may be taken over by the Company.

Weiterhin wird die Gesellschaft dem Geschäftsführer die betriebliche Altersvorsorge sowie die betriebsüblichen Nebenleistungen zukommen lassen.	In addition the Company will provide the Managing Director with the company pension and grant to him the fringe benefits that are commonly provided to employees in the Company.
Die Gesellschaft wird zu Gunsten des Geschäftsführers eine weltweit gültige Directors’ & Officers’ Versicherung ("D&O Versicherung") ihrer Wahl und ihrer Bedingungen abschließen (eine Kopie der derzeitigen D&O Versicherung liegt dem Geschäftsführer vor) und während der Vertragslaufzeit die Versicherungsprämien zahlen. Die Deckungssumme beträgt mindestens EUR 1.000.000,00 (in Worten eine Million Euro).

The Company shall provide a market standard Directors & Officers’ insurance ("D&O insurance") cover of its choice with worldwide validity and according to its conditions (a copy of the current D&O policy has been provided to the Managing Director) for the benefit of the Managing Director and shall pay the insurance premium during the contract period. The amount insured shall be at least EUR 1,000,000.00 (in words: one million Euro).

Der Geschäftsführer haftet der Gesellschaft wegen Verletzungen seiner gesetzlichen oder vertraglichen Verpflichtungen, die er gegenüber der Gesellschaft beachten muss (Innenhaftung), nur dann auf Schadensersatz, wenn er die Pflichtverletzung vorsätzlich oder grob fahrlässig begangen hat. Ausgenommen von dieser Haftungsbeschränkung sind Schadensersatzansprüche und andere Ansprüche, auf die nicht verzichtet werden kann, wie z.B. Ansprüche aus Gründerhaftung (§ 9 Abs. 1 GmbHG), aus einer Verletzung der Kapitalerhaltungspflicht gemäß § 43 Abs. 3 GmbHG und Verpflichtungen des Geschäftsführers aus § 64 GmbHG.

The Managing Director shall be liable for damage vis a vis the Company for any breaches of his statutory or contractual duties that he has to observe vis a vis the Company (internal liability) only in case the breach has been committed with intention or gross negligence. Exempt from this limitation of liability are damage claims that cannot be waived such as claims related to the founder’s liability (§ 9 Abs. 1 GmbHG), breach of capital preservation obligations according to § 43 para 3 GmbHG and obligations of the Managing Director pursuant to § 64 GmbHG.

??9 Ersatz von Aufwendungen	??9 Reimbursement of expenses
Zur Erfüllung seiner Aufgaben hat der Geschäftsführer Anspruch auf Ersatz seiner Reisekosten und Auslagen, die im Interesse der Gesellschaft erforderlich waren, gegen Beleg im Rahmen der steuerlich zulässigen Höchstsätze und im Rahmen der Richtlinien der Gesellschaft.

For the performance of his duties, the Managing Director is entitled to reimbursement of his travel expenses and out-of-pocket expenses incurred in the interest of the Company in accordance with Company policies then in effect on submission of receipts within the framework of the maximum permissible statutory tax limits.

??10 Unvorhergesehene Abwesenheit / Vergütungsfortzahlung bei Krankheit, Unfall	??10 Unforeseen absence/continued payment of salary in the event of illness, accident

(1) Der Geschäftsführer hat in jedem Fall einer unvorhergesehenen Abwesenheit die Gesellschaft in geeigneter Art und Weise unverzüglich hierüber sowie über den Grund und die Dauer seiner voraussichtlichen Abwesenheit zu informieren. Dabei hat der Geschäftsführer die Gesellschaft auf vordringlich zu erledigende Aufgaben hinzuweisen.

(0) In any case of unforeseen absence, the Managing Director must inform the Company in an appropriate manner without undue delay and state the reason for and anticipated duration of his absence. In so doing, the Managing Director must indicate to the Company which tasks urgently require attention.

(2) Ist der Geschäftsführer unverschuldet krankheits- oder unfallbedingt an der Leistung seiner Dienste verhindert, zahlt die Gesellschaft dem Geschäftsführer für die Dauer von sechs Wochen, längstens für die Dauer des Geschäftsführerdienstvertrags, seine Vergütung nach § 5 dieses Vertrags entsprechend den Regelungen des Entgeltfortzahlungsgesetzes fort.

(1) If the Managing Director is prevented from performing his duties due to illness or accident through no fault of his own, the Company will continue to pay the Managing Director his remuneration pursuant to § 5 of the Agreement according to the Act on Continued Salary Payment for a period of six weeks, for the term of the Director's Service Contract at most.

Im Fall einer Verletzung des Geschäftsführers durch Dritte und einer dadurch unverschuldet bedingten Dienstverhinderung tritt der Geschäftsführer der Gesellschaft sämtliche Ansprüche gegen den Dritten bis zu der Höhe der nach diesem Geschäftsführerdienstvertrag von der Gesellschaft geschuldeten Vergütungsfortzahlung ab.

If the Managing Director is injured by a third party and prevented from performing his duties through no fault of his own, the Managing Director will assign to the Company all claims against the third party up to the amount of the continued payment of remuneration owed by the Company under this Director's Service Contract.

??11 Erholungsurlaub	??11 Leave
(1) Der Geschäftsführer hat Anspruch auf einen jährlichen bezahlten Erholungsurlaub von 30 Arbeitstagen. Arbeitstage sind alle Tage mit Ausnahme von Samstagen, Sonntagen und gesetzlichen Feiertagen.	(0) The Managing Director is entitled to annual paid leave of 30 working days. Working days are all days with the exception of Saturdays, Sundays and statutory public holidays.
(2) Die Lage und die Dauer des Urlaubs sind mit etwaigen anderen Geschäftsführern und mit dem für Geschäftsführerangelegenheiten zuständigen Organ abzustimmen.	(1) The scheduling and duration of leave must be agreed with the other directors and with the corporate body responsible for matters concerning directors.

(3) Kann der Geschäftsführer aus geschäftlichen oder in seiner Person liegenden Gründen den Urlaub nicht oder nicht vollständig bis zum Ablauf des jeweiligen Kalenderjahres nehmen, so bleibt ihm der Anspruch auf Urlaub insoweit bis zum 31.03. des jeweiligen Folgejahres erhalten. Im Übrigen verfallen Urlaubsansprüche. Eine Abgeltung von Urlaubsansprüchen in Geld ist ausgeschlossen.

(2) If the Managing Director is unable to take his leave in whole or in part for business or personal reasons by the end of the respective calendar year, he may carry over the outstanding leave until 31 March of the following year. Otherwise, leave entitlements will be forfeited. Leave entitlement cannot be paid out in monetary form.

??12 Personenbezogene Daten; Datenverarbeitung	??12 Personal data; data processing

(1) Der Geschäftsführer ist zum verschwiegenen Umgang mit personenbezogenen Daten verpflichtet. Dies betrifft sowohl personenbezogene Daten von Kollegen und Mitarbeitern als auch von Kunden. Diese Vertraulichkeitsverpflichtung besteht auch nach Beendigung des Anstellungsverhältnisses nach diesem Vertrag fort. Die in der Anlage zu diesem Vertrag beigefügte "Verpflichtung auf die Vertraulichkeit" hat der Geschäftsführer erhalten, gelesen, verstanden und unterzeichnet.

(0) The Managing Director is required to treat personal data as confidential. This applies to personal data relating to colleagues and co-workers, but also to customers. This confidentiality obligation will continue to apply even after the service relationship has come to an end. The Managing Director has received, read, understood and signed the "Confidentiality Undertaking" attached to this Contract.

(2) Der Geschäftsführer erklärt, die "Datenschutzhinweise gemäß der EU-Datenschutzgrundverordnung" zur Kenntnis genommen zu haben.	(1) The Managing Director confirms that he has taken note of the "Information on data privacy protection pursuant to the EU General Data Protection Regulation".
??13 Geheimhaltung vertraulicher Informationen, Vertragsstrafe	??13 Secrecy of confidential information, contractual penalty

(1) Der Geschäftsführer verpflichtet sich, vertrauliche Informationen der Gesellschaft im Sinne von Abs. (2) geheim zu halten (Geheimhaltungspflicht). Es ist dem Geschäftsführer damit insbesondere untersagt, vertrauliche Informationen der Gesellschaft:

(0) The Managing Director undertakes to maintain confidentiality with regard to confidential information belonging to the Company in the sense of para. (2) (confidentiality obligation). The Managing Director is therefore especially prohibited from doing any of the following with confidential information belonging to the Company:

a) unbefugten Personen innerhalb oder außerhalb des Unternehmens der Gesellschaft offenzulegen oder solchen unbefugten Personen den Zugriff auf die vertraulichen Informationen zu ermöglichen,	a) disclosing it to unauthorised persons within or outside the Company or enabling such unauthorised persons to access it,
b) zu anderen Zwecken als zur Erfüllung seiner vertraglichen Pflichten zu nutzen oder zu erlangen,	b) using or obtaining it for purposes other than performing his contractual obligations,

c) durch das Beobachten, Untersuchen, Rückbauen oder Testen eines nicht öffentlich verfügbar gemachten Produkts oder Gegenstands der Gesellschaft zu erlangen (sog. Reverse Engineering) oder dies zu versuchen, soweit dies zur Erfüllung seiner vertraglichen Pflichten nicht erforderlich ist, oder

c) obtaining or trying to obtain it by observing, examining, reverse engineering or testing a product or item belonging to the Company which has not been made publicly available where this is not necessary for the purpose of performing her contractual obligations, or

d) der rechtmäßigen Kontrolle der Gesellschaft zu entziehen.	d) removing it from the lawful control of the Company.
Diese Geheimhaltungspflicht erstreckt sich sowohl auf vertrauliche Informationen der Gesellschaft, die der Geschäftsführer rechtmäßig erlangt hat, als auch auf solche, die der Geschäftsführer unrechtmäßig erlangt hat.

This confidentiality obligation includes both confidential information of the Company which the Managing Director has lawfully obtained and confidential information which the Managing Director has unlawfully obtained.

(2) Vertrauliche Informationen der Gesellschaft sind insbesondere	(1) Confidential information of the Company includes, in particular
a) Geschäftsgeheimnisse im Sinne von § 2 Nr. 1 Gesetz zum Schutz von Geschäftsgeheimnissen (GeschGehG) sowie	) trade secrets within the meaning of section 2 no. 1 German Trade Secrets Act (GeschGehG) and

b) sonstige Informationen, die durch die Gesellschaft ausdrücklich als vertraulich gekennzeichnet sind oder nach dem ausdrücklichen oder aus den Umständen erkennbaren Willen der Gesellschaft als vertraulich anzusehen sind.

a) other information expressly marked as confidential by the Company or regarded as confidential based on the express or clear (from the circumstances) will of the Company.
Die Parteien sind sich darüber einig, dass insbesondere die folgenden Informationen vertrauliche Informationen der Gesellschaft im Sinne dieses Paragraphen darstellen:	The parties agree that the following information in particular, but without limitation, constitutes confidential information within the meaning of this section:
● Einkaufspreise und Zuliefererkonditionen	● purchase prices and supplier conditions
● Fertigungsverfahren und Herstellungsprozesse	● manufacturing and production processes
● Konstruktionspläne	● construction plans
● Prototypen	● prototypes
● Algorithmen	● algorithms
● Computerprogramme	● computer programs
● Forschungs- und Entwicklungsschritte/-ziele/-ergebnisse	● research and development steps/objectives/results
● Rezepturen und Produktzusammensetzungen	● recipes and product compositions
● Vertriebskonzepte/-konditionen/-wege	● sales concepts/conditions/channels
● Kundenlisten	● customer lists
● Businesspläne und Geschäftsstrategien	● business plans and business strategies
● Finanzplanung	● financial planning
● Werbestrategien	● advertising strategies
● Margen zu den Produkten der Gesellschaft	● margins on the Company's products
● Gehaltsstrukturen	● salary structures

(3) Die vorstehend geregelte Geheimhaltungspflicht über vertrauliche Informationen der Gesellschaft, die grundsätzlich zeitlich unbegrenzt ist und auch nach Beendigung des Anstellungsverhältnisses fortbesteht, gilt nicht, soweit

(2) This confidentiality obligation concerning confidential information of the Company, which is unlimited in time as a matter of principle and which continues to apply after the service relationship has come to an end, does not apply where

a) die Informationsweitergabe mit Zustimmung der Gesellschaft erfolgt, in deren Interesse zweifelsfrei erforderlich oder aber für die Gesellschaft offensichtlich ohne Nachteil ist,

) the information is passed on with the consent of the Company, where disclosure is, without doubt, necessary in the interest of the Company or where there is clearly no disadvantage to the Company in doing so,

b) eine gesetzliche Pflicht des Geschäftsführers zur Auskunft über die jeweilige Information besteht (z.B. gegenüber dem Finanzamt, der Arbeitsagentur oder dem Ehepartner),	a) where the Managing Director has a statutory duty to disclose such information (e.g. to the tax authorities, the Federal Employment Agency or his spouse),
c) bezogen auf Geschäftsgeheimnisse einer der in § 5 GeschGehG geregelten Ausnahmetatbestände einschlägig ist,	b) with regard to trade secrets, in the case of an exemption stipulated in section 5 German Trade Secrets Act (GeschGehG),
d) die jeweilige Information ohne Verletzung der dem Geschäftsführer obliegenden Geheimhaltungspflicht zum jeweiligen Zeitpunkt bereits allgemein bekannt geworden ist,	c) at the respective point in time, the respective information had already become public knowledge without the Managing Director having breached his confidentiality obligation,
e) der Geschäftsführer die jeweilige Information nur als reines Erfahrungswissen nutzt	d) the Managing Director uses the respective information only for the purpose of increasing his own expertise,

f) der Geschäftsführer durch die Pflicht zur Geheimhaltung der jeweiligen Information in seiner beruflichen Tätigkeit im Sinne eines nachvertraglichen Wettbewerbsverbots gem. § 74 HGB beschränkt wäre oder

e) the Managing Director would be restricted in his professional activity by the obligation to maintain confidentiality about the respective information within the meaning of a post-contractual prohibition on competition pursuant to section 74 German Commercial Code (HGB) or

g) aufgrund Zeitablaufs oder aus sonstigen Gründen kein berechtigtes Interesse der Gesellschaft an der Geheimhaltung der jeweiligen Information (mehr) besteht.	f) the Company clearly has no interest (any longer) in keeping the information concerned confidential owing to the expiry of deadlines or for other reasons.

(4) Bei Zweifeln über Bestehen und Umfang der Geheimhaltungspflicht ist der Geschäftsführer verpflichtet, eine diesbezügliche Weisung des für ihn zuständigen Organs der Gesellschaft einzuholen. Das gilt auch nach Beendigung des Anstellungsverhältnisses.

(3) If the Managing Director has any doubt as to the existence and extent of the confidentiality obligation, he must seek an appropriate instruction from the corporate body responsible for matters concerning directors. This also applies after the service relationship has come to an end.

(5) Die Geheimhaltungspflicht erstreckt sich auch auf die in Abs. (2) bezeichneten vertraulichen Informationen anderer Unternehmen, mit denen die Gesellschaft im Sinne von § 15 AktG verbunden ist.

(4) The confidentiality obligation also includes the confidential information pursuant to para. (2) of other companies with which the Company is affiliated within the meaning of section 15 German Stock Corporation Act (AktG).

(6) Der Geschäftsführer verpflichtet sich, vertrauliche Informationen Dritter (z.B. eines früheren Arbeitgebers oder eines Unternehmens, mit dem die Gesellschaft in geschäftlichem Kontakt steht) nicht unrechtmäßig zu nutzen, zu erlangen oder der Gesellschaft zu verschaffen. Bei Zweifeln darüber, ob die Nutzung, Erlangung oder Verschaffung bestimmter Informationen Dritter im Rahmen des zur Gesellschaft bestehenden Anstellungsverhältnisses rechtmäßig wäre, ist eine diesbezügliche Weisung des für den Geschäftsführer zuständigen Organs der Gesellschaft einzuholen.

(5) The Managing Director undertakes not to unlawfully use or obtain confidential information of third parties (e.g. a former employer or company with which the Company has business contacts) or to procure such confidential information for the Company. If the Managing Director has any doubt as to whether using, obtaining or procuring certain third-party information in the context of his service relationship with the Company is lawful, he must seek appropriate instructions from the corporate body responsible for matters concerning directors.

(7) Für jeden schuldhaften Verstoß des Geschäftsführers gegen die in diesem Paragraphen geregelten Pflichten hat dieser eine Vertragsstrafe in Höhe von einem Bruttomonatsgehalt (Fix-Gehalt) an die Gesellschaft zu bezahlen.

(6) For each culpable breach by the Managing Director of the obligations set out in this section, he must pay a contractual penalty equal to one month's gross salary to the Company.
Verstößt der Geschäftsführer innerhalb eines Kalendermonats mehrfach oder dauerhaft gegen seine Pflichten, so hat er jedoch nur einmal die für diesen Kalendermonat zu zahlen. Kommt es im Folgemonat erneut zu einem oder mehreren Verstößen, oder dauert ein Verstoß aus dem vorausgegangenen Monat noch an, so wird für diesen Folgemonat erneut eine Vertragsstrafe in Höhe von einem Bruttomonatsgehalt verwirkt. Für die auf den Folgemonat folgenden Monate gilt Entsprechendes.

If the Managing Director breaches his duties several times or permanently within one calendar month, however, he must pay the contractual penalty amounting to one gross monthly salary only once for that calendar month. If one or more breaches occur again in the following month, or if a breach from the previous month still persists, an additional contractual penalty equal to one month's gross salary will become due for the subsequent month. The same applies to the months following the subsequent month.

Weitergehende oder andersartige Ansprüche der Gesellschaft werden von dieser Vertragsstrafenregelung nicht berührt. Insbesondere behält sich die Gesellschaft die Geltendmachung der in §§ 6 ff. GeschGehG geregelten Ansprüche sowie sonstiger einschlägiger Ansprüche (z.B. Beseitigung, Unterlassung, Auskunft, Schadenersatz) auf anderer Rechtsgrundlage ausdrücklich vor.

Additional or different claims of the Company are not affected by this contractual penalty provision. In particular, the Company expressly reserves the right to assert the claims set out in sections 6 et seqq. German Trade Secrets Act (GeschGehG) as well as other relevant claims (e.g. claims for removal, injunctive relief, information, compensation) on another legal basis.

??14 Rückgabeverpflichtung	??14 Obligation to return property

(1) Bei Aufforderung durch das für Geschäftsführerangelegenheiten zuständige Organ, spätestens aber in dem Zeitpunkt der Beendigung des Anstellungsverhältnisses sowie bei der Freistellung von der Dienstpflicht ist der Geschäftsführer verpflichtet, unaufgefordert sämtliche mit seiner Tätigkeit in Zusammenhang stehenden, die Angelegenheiten der Gesellschaft betreffenden Schriftstücke, Korrespondenzen, Aufzeichnungen, Pläne, Entwürfe, Berechnungen und dergleichen, die sich in seinem (auch mittelbaren) Besitz befinden, unverzüglich an die Gesellschaft an deren Sitz vollständig herauszugeben. Diese Verpflichtung erstreckt sich auch auf Duplikate und Ablichtungen.

(0) On request from the corporate body responsible for matters concerning directors, but no later than at the time when the service relationship ends and upon being released from his duty to work, in these two cases without awaiting a request to do so, the Managing Director will be required to return all documents, correspondence, records, plans, drafts, calculations and the like relating to his work and concerning the affairs of the Company that are in his possession – including his indirect possession (unmittelbarer Besitz) – without undue delay and in full to the Company's registered office. This obligation also includes duplicates and photocopies.

(2) Die Rückgabeverpflichtung umfasst auch sämtliche im Eigentum der Gesellschaft oderanderen mit ihr im Sinne von § 15 AktG verbundenen Gesellschaften bzw. dem Geschäftsführer von der Gesellschaft in Ausübung seiner Tätigkeit überlassenen Gegenstände, die Geräte der Datenverarbeitung sowie Daten- und Programmträger, einschließlich dem Geschäftsführer gehörender Daten- und Programmträger, auf denen Programme der Gesellschaft oder der Gesellschaft verbundener Unternehmen und/oder diese Unternehmen betreffende Daten gespeichert sind. Der Geschäftsführer wird auf Anforderung der Gesellschaft ihr gegenüber schriftlich versichern, dass er die vorstehend geregelten Herausgabepflichten vollständig erfüllt und sämtliche ihm gehörende Daten und Programmträger der vorstehend bezeichneten Art der Gesellschaft zur Löschung zur Verfügung gestellt hat.

(1) The obligation to return these things also includes all items owned by the Company or any other companies affiliated with the Company within the meaning of section 15 German Stock Corporation Act (AktG) or provided by the Company to the Managing Director in the performance of his duties, data processing devices and data and program carriers, including data and program carriers belonging to the Managing Director, on which programs of the Company or its affiliated companies and/or data relating to these companies are stored. At the Company's request, the Managing Director will confirm to the Company in writing that he has fully complied with the aforementioned obligation to return property and that he has made all data and program carriers of the type described above available to the Company for deletion.

(3) Die Geltendmachung eines Zurückbehaltungsrechts durch den Geschäftsführer in Bezug auf die ihn nach Abs. (1) und (2) dieser Regelung treffenden Herausgabepflichten ist ausgeschlossen.	(2) The Managing Director will not be entitled to assert a right of retention with regard to the obligation to return property which applies to him under para. (1) and (2) of this provision.
??15 Übertragung von Schutzrechten	??15 Transfer of intellectual property rights

(1) Sämtliche materiellen und immateriellen Ergebnisse (einschließlich insbesondere Erfindungen, dem Schutz als gewerbliches Schutzrecht [z.B. Patent, Design, Marke], Urheberrecht [z.B. Computerprogramme] oder verwandte Schutzrechte zugängliche Werke und Know-how) aus der Tätigkeit des Geschäftsführers für die Gesellschaft, sowie sämtliche Rechte hieran, (nachfolgend "Unternehmensergebnisse" genannt), stehen der Gesellschaft zu; zu den Unternehmensergebnissen gehören nicht solche Rechte, die der Geschäftsführer durch Aktivitäten außerhalb seiner Tätigkeit für die Gesellschaft erworben hat und die nicht in das aktive Tätigkeitsfeld der Gesellschaft fallen. Der Geschäftsführer tritt zu diesem Zweck im Voraus sämtliche Rechte an seinen Unternehmensergebnissen an die Gesellschaft ab. Die Gesellschaft nimmt die Abtretung hiermit im Voraus an. Die Gesellschaft ist berechtigt, aber nicht verpflichtet, in eigenem Namen nach freiem Ermessen Schutzrechte für die Unternehmensergebnisse zu beantragen.

(0) All tangible and intangible results (including in particular inventions, works available for protection by an intellectual property right [e.g. patent, design, trademark], copyright [e.g. computer programs] or neighbouring rights and know-how) from the activity of the Managing Director for the Company, as well as all rights thereto (hereinafter referred to as "Company Results"), shall belong to the Company; whereby any rights the Managing Director has acquired through activities outside of his work for the Company and that do not fall into the active scope of business of the Company do not belong to the Company Results. For this purpose, the Managing Director assigns in advance all rights to his Company Results to the Company. The Company hereby accepts the assignment in advance. The Company shall have the right, but not the obligation, to apply for intellectual property rights in the Company Results in its own name and at its own discretion.

(2) Sofern und in dem Umfang eine Übertragung von Unternehmensergebnissen nach Abs. (1) aus rechtlichen Gründen nicht möglich ist, insbesondere bei durch Urheberrecht oder verwandte Schutzrechte geschützten Werken, überträgt der Geschäftsführer hiermit im Voraus der Gesellschaft unwiderruflich ein ausschließliches, zeitlich, inhaltlich und räumlich unbeschränktes, übertragbares und unterlizenzierbares Nutzungsrecht an den entsprechenden Unternehmensergebnissen für alle bekannten und unbekannten Nutzungsarten. Das Nutzungsrecht schließt insbesondere das Recht ein, die Unternehmensergebnisse abzuändern oder zu bearbeiten oder in sonstiger Weise zu gestalten und sie im Original oder in abgeänderter, bearbeiteter oder umgestalteter Form zu nutzen, insbesondere zu vervielfältigen, zu veröffentlichen, zu verbreiten, vorzuführen, zu übertragen, sie der Öffentlichkeit zugänglich zu machen und/oder sie zum Betrieb auf bzw. mit Datenverarbeitungsanlagen und Datenverarbeitungsgeräten zu nutzen. Eine Verpflichtung der Gesellschaft zur Ausübung des Nutzungsrechts besteht nicht.

(1) If and to the extent that a transfer of Company Results pursuant to para. (1) is not possible for legal reasons, in particular in the case of works protected by copyright or neighbouring rights, the Managing Director hereby irrevocably assigns to the Company in advance an exclusive, transferable and sub-licensable right of use, unrestricted in terms of time, content and territory, to all such Company Results for all known and unknown types of use. The right of use includes in particular the right to modify or edit the Company Results or to design them in any other way and to use them in the original or in modified, edited or altered form, in particular to reproduce, publish, distribute, perform, transmit, make them available to the public and/or to use them for operation on or with data processing systems and data processing devices. The Company shall not be obliged to exercise the right of use.

(3) Der Bestand der Übertragung der Unternehmensergebnisse gemäß Abs. (1) sowie des Nutzungsrechts nach Abs. (2) sind von der Dauer und Wirksamkeit des Anstellungsverhältnisses des Geschäftsführers unabhängig. Dies gilt auch für Nutzungen außerhalb des unternehmerischen Tätigkeitsbereichs der Gesellschaft.

(2) The validity of the transfer of the Company Results according to para. (1) as well as the right of use according to para. (2) are independent of the duration and effectiveness of the employment relationship of the Managing Director. This shall also apply to uses outside the entrepreneurial sphere of activity of the Company.

(4) Sämtliche Unternehmensergebnisse des Geschäftsführers sind Bestandteil der Arbeitsaufgabe des Geschäftsführers im Sinne dieses Anstellungsvertrages. Die Übertragung nach Abs. (1) und die Einräumung von Nutzungsrechten nach Abs. (2) ist mit der Vergütung nach Maßgabe von § 5 dieses Anstellungsvertrages vollständig abgegolten. Satz 2 von Abs. (3) gilt entsprechend. Ein zusätzlicher Vergütungsanspruch des Geschäftsführers besteht nicht.

(3) All Company Results by the Managing Director are part of the Managing Director's work task within the meaning of this contract of employment. The transfer pursuant to para. (1) and the granting of the right to use pursuant to para. (2) shall be fully compensated with the remuneration in accordance with § 5 of this Contract of Employment. Sentence 2 of para. (3) applies accordingly. The Managing Director shall have no additional claim to remuneration.

(5) Sofern für die Erlangung von Schutzrechten für die Unternehmensergebnisse, deren Aufrechterhaltung, Verteidigung oder Durchsetzung durch die Gesellschaft Erklärungen, die Unterschrift und/oder sonstige Mitwirkungshandlungen des Geschäftsführers erforderlich sind, wird der Geschäftsführer diese unentgeltlich und binnen angemessener Frist abgeben bzw. vornehmen.

(4) If declarations, signatures and/or other acts of cooperation by the Managing Director are required for the obtaining, maintenance, defence or enforcement of intellectual property rights for the Company Results, the Managing Director shall provide these free of charge and within a reasonable period of time.

(6) Der Geschäftsführer ist damit einverstanden, dass die Gesellschaft von einer Namensnennung des Geschäftsführers − insbesondere einer Urheberbenennung − absieht, sofern dies der Branchenüblichkeit entspricht oder dies als Ergebnis einer Abwägung der Interessen der Gesellschaft mit den Interessen des Geschäftsführers gerechtfertigt ist.

(5) The Managing Director agrees that the Company may refrain from naming the Managing Director – in particular from naming the author – if this is in line with customary practice in the industry or if this is justified as a result of weighing the interests of the Company against the interests of the Managing Director.

??16 Vertragliches Wettbewerbsverbot	??16 Contractual prohibition on competition

(1) Während der Dauer des Geschäftsführerdienstvertrags ist es dem Geschäftsführer untersagt, in selbständiger, unselbständiger oder sonstiger Weise für ein anderes Unternehmen oder einen Dritten tätig zu werden, soweit diese mit der Gesellschaft oder einem mit der Gesellschaft verbundenes Unternehmen in direktem oder in indirektem Wettbewerb stehen. Als solche Unternehmen gelten nur die Unternehmen die sich mit der Entwicklung, Produktion sowie dem Vertrieb oder Verkauf von Geräten und Software zur Durchführung zellulärer Bioprozesse befassen.

(0) During the term of the Director's Service Contract, the Managing Director will not be permitted to work for another company or third party in an independent, dependent or other manner that are in direct or indirect competition with which the Company or an affiliated company. Such companies are only those that engage in the development, production, distribution or sale of devices and software for the performance of cellular bioprocesses.

(2) Ebenfalls ist es dem Geschäftsführer untersagt, während der Dauer des Geschäftsführerdienstvertrags ein Unternehmen zu errichten, zu erwerben oder sich an ihm zu beteiligen, dass entsprechend § 16 Abs. (1) im Wettbewerb mit der Gesellschaft oder einem mit ihr verbundenen Unternehmen steht. Der Kauf von Aktien und/oder Geschäftsanteilen, die höchstens 5 % der Geschäftsanteile ausmachen, wird durch die oben genannte Beschränkung nicht unterbunden.

(1) Likewise, the Managing Director during the term of this Director's Service Contract may not establish, acquire or participate in any such company that stands in competition to the Company or an affiliated company according to § 16 para. (1). The aquisition of shares of stock and/or business interests, which amounts to 5 % or less of the business interests, is not barred by to the above restraint.

??17 Ablösung bisheriger Vertrag	??17 Supersedence of previous agreements
Dieser Geschäftsführerdienstvertrag regelt die Vertragsbeziehungen der Parteien abschließend und ersetzt alle vorangegangenen mündlichen und schriftlichen Abreden oder Vereinbarungen des Geschäftsführers mit der Gesellschaft oder der mit ihr verbundenen Unternehmen, insbesondere evtl. bestehende Arbeits- oder Dienstverträge, die hiermit aufgehoben werden. Die Gesellschaft handelt hierbei in Vollmacht für die betroffenen mit ihr verbundenen Unternehmen.

This Director's Service Contract governs all the contractual relationships between the parties conclusively and supersedes all previous oral and written understandings or agreements between the Managing Director and the Company or its affiliated companies, particularly any employment contracts or service contracts which may exist, which are hereby terminated. The Company is acting on behalf of the affiliated companies concerned in this respect.

??18 Ausschlussfrist	??18 Preclusion period

(1) Sämtliche Ansprüche aus diesem Anstellungsverhältnis sowie sämtliche Ansprüche, die mit diesem Anstellungsverhältnis in Zusammenhang stehen, müssen innerhalb von drei Monaten nach ihrer Fälligkeit in Textform (§ 126b BGB) geltend gemacht werden. Werden sie nicht form- und/oder fristgerecht geltend gemacht, so verfallen sie.

(0) All claims arising from this service relationship and all claims in connection with this service relationship must be asserted in text form (section 126b German Civil Code (BGB)) within three months of becoming due. If they are not asserted in the correct form by the time limit, they will lapse.

(2) Lehnt die in Anspruch genommene Partei den Anspruch in Textform ab oder erklärt sie sich nicht innerhalb von drei Wochen nach Geltendmachung des Anspruchs, so verfällt der Anspruch wiederum, wenn er nicht innerhalb von drei Monaten nach der Ablehnung oder dem Ablauf der vorstehend vorgesehenen Dreiwochenfrist gerichtlich geltend gemacht wird.

(1) If the party against which the claim is asserted rejects the claim in text form or does not state its position within three weeks after assertion of the claim, the claim will be forfeited if it is not asserted in court within three months after rejection or after the end of the aforementioned three-week period.

(3) Von den vorstehenden Abs. (1) und (2) und dem Verfall ausgenommen sind Ansprüche aus Haftung wegen vorsätzlichen Handelns. Sie gelten darüber hinaus nicht für Ansprüche aus der Verletzung des Lebens, des Körpers oder der Gesundheit, für Ansprüche, die aus einer grob fahrlässigen Pflichtverletzung der Gesellschaft, eines gesetzlichen Vertreters oder eines Erfüllungsgehilfen resultieren, sowie für unabdingbare gesetzliche Ansprüche.

(2) Claims on grounds of liability for intent are excluded from para. (1) and (2) above. They do not apply to claims arising from injury to life and limb or health or to claims which result from a grossly negligent breach by the Company, one of its statutory representatives or a vicarious agent.

??19 Nebenabreden, Schriftform	??19 Side agreements, written form
Nebenabreden wurden nicht getroffen. Änderungen und Ergänzungen dieses Vertrags bedürfen zu ihrer Wirksamkeit der Schriftform (§ 126 BGB); die elektronische Form (§ 126a BGB) und die Textform (§ 126b BGB) sind ausgeschlossen. Dies gilt auch für die Aufhebung, Änderung oder Ergänzung des Schriftformerfordernisses selbst. Individuelle Vereinbarungen haben stets Vorrang und gelten auch ohne Beachtung des Formerfordernisses (§ 305b BGB).

No side agreements have been concluded. Any amendments and additions to this Contract require written form to be valid (section 126 German Civil Code (BGB)); the electronic form (section 126a German Civil Code) and text form (section 126b German Civil Code) are excluded. This also applies to revoking, amending or supplementing the written form requirement itself. Individual agreements always take precedence and apply regardless of the written form requirement (section 305b German Civil Code (BGB)).

??20 Ausschluss Urkundenprozess	??20 Exclusion of proceedings based entirely on documentary evidence
Keine Partei ist berechtigt, Ansprüche aus oder im Zusammenhang mit diesem Geschäftsführerdienstvertrag im Wege des Urkundenprozesses gemäß §§ 592 ff. ZPO geltend zu machen.
Neither party is entitled to assert claims arising from or in connection with this Director's Service Contract by way of proceedings based entirely on documentary evidence pursuant to sections 592 et seqq. German Code of Civil Procedure (ZPO).

??21 Anwendbares Recht/Sprachen	??21 Applicable Law/Languages
(1) Dieser Vertrag unterliegt deutschem Recht.	(0) This Agreement is governed by German law.
(2) Der Vertrag ist in Deutsch und Englisch aufgesetzt. Rechtlich maßgeblich ist ausschließlich die deutsche Fassung.	(1) This Agreement has been drawn up in German and in English. Only the German version is authoritative.
??22 Salvatorische Klausel, Teilnichtigkeitsklausel	??22 Severability/partial nullity
Sollte eine Bestimmung dieses Geschäftsführerdienstvertrags ganz oder teilweise unwirksam oder undurchführbar sein oder werden, so wird hierdurch die Wirksamkeit der übrigen Bestimmungen dieses Geschäftsführerdienstvertrags nicht berührt. Die Parteien sind in einem solchen Fall verpflichtet, die unwirksame oder undurchführbare Bestimmung durch eine rechtlich zulässige bzw. durchführbare Bestimmung zu ersetzen, welche dem wirtschaftlich verfolgten Zweck der unwirksamen bzw. undurchführbaren Bestimmung am nächsten kommt. Dasselbe gilt für den Fall, dass der Geschäftsführerdienstvertrag eine an sich notwendige Regelung nicht enthält.

If any provision of this Director's Service Contract should be or become invalid or unenforceable in whole or in part, this will not affect the validity of the other provisions of this Director's Service Contract. In such case, the invalid or unenforceable provision will be replaced by a legally admissible or enforceable provision that comes as close as possible to the intended purpose of the invalid or unenforceable provision. The same applies if the Director's Service Contract does not contain a provision that is actually necessary.

_________________, ___________	_________________, ___________

aquila biolabs GmbH	Daniel Grünes

Anlage 1 Katalog zustimmungspflichtiger Rechtsgeschäfte	Schedule 1 Legal transactions requiring consent
Zur Durchführung der Geschäfte, Maßnahmen und Handlungen, die über den gewöhnlichen Geschäftsbetrieb der Gesellschaft hinausgehen, ist die vorherige schriftliche Zustimmung des für Geschäftsführerangelegenheiten zuständigen Organs einzuholen. Dies gilt derzeit insbesondere, aber ohne Beschränkung auf diese Aufzählung, für folgende Maßnahmen

The prior written consent of the corporate body responsible for matters concerning directors must be obtained before executing material transactions, measures and actions and transaction, measures and actions that go beyond the ordinary course of the Company's business. This especially, but without limitation, applies to the following:

● Veräußerung und Stilllegung von Betrieben oder wesentlichen Betriebsteilen.	● Selling and closing businesses or major parts thereof.
● Errichtung von Zweigniederlassungen.	● Establishing branches.
● Gründung, Erwerb oder Veräußerung von anderen Unternehmen, Betrieben oder Beteiligungen der GmbH an anderen Unternehmen oder jeweils Teilen hiervon.	● Founding, acquiring or selling other undertakings, business units or holdings of the GmbH in other undertakings or in each case parts thereof.
● Erwerb, Veräußerung und Belastung von Grundstücken und grundstücksgleichen Rechten sowie die Verpflichtung zur Vornahme solcher Rechtsgeschäfte.	● Acquiring, selling and encumbering real estate and similar rights and undertaking to enter into legal transactions of this type.
● Bauliche Maßnahmen	● Carrying out construction measures.
● Abschluss, Änderung oder Aufhebung von Miet-, Pacht- oder Leasingverträgen	● Concluding, amending or terminating/rescinding lease, usufructuary lease or leasing agreements.
● der Abschluss, die Änderung und die Kündigung von wesentlichen Lizenzverträgen oder sonstigen Verträgen mit einem Wert von über EUR 25.000,00;	● the execution, alteration or termination of material licensing agreements or other agreements with a value exceeding EUR 25,000.00;

● Inanspruchnahme oder Gewährung von Krediten oder Sicherheitsleistungen jeglicher Art. Hiervon ausgenommen sind die laufenden Warenkredite im gewöhnlichen Geschäftsverkehr mit Kunden und Lieferanten der GmbH.

● Taking out or providing loans or collateral of any kind. This does not include the ongoing commercial loans in the usual course of business with the GmbH's customers and suppliers.
● Übernahmen von Bürgschaften jeder Art.	● Assuming guarantees of any kind.

● Einstellung und Entlassung von Angestellten und Beratern soweit die Jahreszielvergütung EUR 75.000,00 übersteigt. Bewilligung von Gehaltserhöhungen die jährlich 5% übersteigen und zusätzlichen Vergütungen.

● Engaging and dismissing employees and consultants as far as the annual target remuneration exceeds EUR 75,000.00. Approving salary increases that exceed 5 % annually and additional remuneration.

● Erteilung von Versorgungszusagen mit Ausnahme von Entgeltumwandlungsvereinbarungen auf die Mitarbeiter einen gesetzlichen Anspruch haben und anderen über die bestehenden vertraglichen Vereinbarungen hinausgehende Vergütungszusagen jedweder Art;

● Issuing pension commitments, with the exception of agreements on salary conversion that the employees can claim n a statutory basis, and any other remuneration or benefit commitments of any type in addition to the contractually agreed remuneration and benefits;

● Anschaffungen und Investitionen, wenn die Anschaffungs- oder Herstellungskosten EUR 25.000,00im Einzelfall oder im Geschäftsjahr übersteigen;	● purchases and investments if the investment or production costs exceed EUR 25,000.00per case or per financial year;
● Erteilung und Widerruf von Prokuren und Handlungsvollmachten.	● Granting and revoking general commercial powers of representation (Prokura) and commercial powers of attorney.
Das für Geschäftsführerangelegenheiten zuständige Organ der Gesellschaft bleibt berechtigt, den Katalog zustimmungspflichtiger Geschäfte zu ändern.	● The body responsible for matters concerning directors is entitled to change the list of transactions requiring consent.

Anlage 2 Unwiderruflich genehmigte Nebentätigkeiten des Geschäftsführers	Schedule 2 Irrevocably approved secondary activities of the managing director
Bereits vor der in der Präambel des Geschäftsführeranstellungsvertrages benannten Transaktion führte der Geschäftsführer Nebentätigkeiten aus, errichtete weitere Unternehmen und übernahm dort oder in mit den weiteren Unternehmen verbundenen Unternehmen Organfunktionen.

Before the transaction named in the preamble to the managing director's employment agreement, the managing director performed secondary activities, established other companies and assumed board functions there or in companies affiliated with the other companies.

Gemäß § 3 Abs. (2) des Geschäftsführeranstellungsvertrages gelten die nachfolgend aufgelisteten Tätigkeiten und Funktionen als unwiderruflich genehmigt.	Pursuant to § 3 para. (2) of the Executive Employment Agreement, the activities and functions listed below are deemed to have been irrevocably approved.

● Unbegrenzte Beteiligung an, gesellschafterische Tätigkeit für und Übernahme von Organfunktionen in der Viridi Familienholding GmbH (die "Holding"), soweit diese Tätigkeiten entsprechend § 16 Abs. (1) nicht im Wettbewerb mit der Gesellschaft oder einem mit ihr verbundenen Unternehmen steht.

● Unlimited participation in, corporate activity for and assumption of board functions in Viridi Familienholding GmbH (the "Holding"), insofar as these activities are not in competition with the Company or a company affiliated with it, in accordance with § 16 para. (1).

● Übernahme von Organfunktionen und geringfügigen Beschäftigungsverhältnissen in Beteiligungen und/oder verbundenen Unternehmen der Holding, soweit diese Tätigkeiten entsprechend § 16 Abs. (1) nicht im Wettbewerb mit der Gesellschaft oder einem mit ihr verbundenen Unternehmen stehen.

● Assumption of board functions and minor employment relationships in participations and/or affiliated companies of the Holding, insofar as these activities are not in competition with the Company or an affiliated company in accordance with § 16 para. (1).

● Tätigkeiten als Berater, Mentor, Redner, Autor, Honorarlehrkraft, Mandatsträger in Unternehmen, Kontrollorganen und Vereinen, soweit diese Tätigkeiten entsprechend § 16 Abs. (1) nicht im Wettbewerb mit der Gesellschaft oder einem mit ihr verbundenen Unternehmen stehen.

● Activities as a consultant, mentor, speaker, author, honorary lecturer, holder of mandates in companies, supervisory bodies and associations, provided that these activities are not in competition with the Company or an affiliated company in accordance with § 16 para. (1).

● Tätigkeit in angemessenem Rahmen für die Selectrion GmbH, soweit diese mit der Tätigkeit als Geschäftsführer der Gesellschaft vereinbar ist.	● Activities in a reasonable scope for Selectrion GmbH, insofar as these do not conflict with the managing director's role.